VSE CORPORATION

    2550 Huntington Avenue, Alexandria, Virginia 22303-1499




                              Notice of 2000
                              Annual Meeting of
                              Stockholders and
                              Proxy Statement



  Fellow Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Thursday, May 4, 2000, commencing at 10:00 a.m., Washington, D.C. time, at the Hilton Alexandria at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

     At the meeting we will also review the activities of the company during the past year and current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

     To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it to VSE in the enclosed envelope. Your vote is important.

     Please note the location for this meeting. The Hilton Alexandria at Mark Center is located at 5000 Seminary Road, Alexandria, Virginia 22311, just off Interstate 395.

                              Very truly yours,

                              VSE CORPORATION




                              D. M. Ervine
                              Chairman of the Board
                                   and Chief Executive Officer


  April 4, 2000



    VSE CORPORATION
         2550 Huntington Avenue, Alexandria, Virginia 22303-1499



           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON MAY 4, 2000



  To the Stockholders of VSE Corporation:

     Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Thursday, May 4, 2000, commencing at 10:00 a.m., Washington, D.C. time, at the Hilton Alexandria at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311, for the following purposes:

   1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

   2. To ratify the appointment of Arthur Andersen LLP as VSE's independent certified public accountants for the year ending December 31, 2000; and

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only record holders of VSE common stock as of the close of business on March 20, 2000, will be entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. The list of stockholders entitled to vote at the meeting or any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

     The VSE Corporation 1999 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

     Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy. To return your proxy you may use the self-addressed envelope, which requires no postage if mailed within the United States of America. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares personally.


                              By Order of the Board of Directors,

                              /s/ C. S. Weber

                              C. S. Weber
                              Secretary

    April 4, 2000

                       VSE CORPORATION


                       PROXY STATEMENT
                Annual Meeting of Stockholders
                  to be held on May 4, 2000


                        INTRODUCTION


  General

     This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE"), in connection with the solicitation of proxies by the board of directors of VSE (the "Board") for use at VSE's annual meeting of stockholders to be held on Thursday, May 4, 2000, commencing at 10:00 a.m., Washington, D.C. time, at the Hilton Alexandria at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311, and at any adjournments thereof (the "Meeting") for the purposes specified in the accompanying notice of meeting.

     The mailing address of VSE's principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is (703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being provided to the holders of VSE common stock, par value $.05 per share (the "stockholders"), on or about April 4, 2000.

     The close of business on March 20, 2000, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of the outstanding VSE common stock, par value $.05 per share (the "Stock" or "VSE Stock"), as of March 20, 2000, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business. As of the close of business on March 20, 2000, there were 2,122,289 shares of Stock outstanding and approximately 287 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 20, 2000, on all matters which may be submitted to the stockholders at the Meeting.

  Voting and Revocation of Proxies

     All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted for (a) the election as VSE directors of the seven nominees listed below under "Election of Directors," and (b) the ratification of the appointment of Arthur Andersen LLP as VSE's independent certified public accountants for the year ending December 31, 2000, as discussed below.

     Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.

     As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those specifically referred to herein. If, however, any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

     A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.


           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Stock as of March 20, 2000. The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.

                                          Shares beneficially   Percent of
  Name of Beneficial Owner                       owned            class
  ------------------------                -------------------   ----------
  Certain Beneficial Owners
  -------------------------
  VSE Corporation Employee
    ESOP/401(k) Plan (a)                        582,761           27.4%

  Non-employee Directors
  ----------------------
  Calvin S. Koonce (b) (c)                      438,147           20.6%
  David M. Osnos (b)                              7,693            *
  Jimmy D. Ross (b)                               8,979            *
  Bonnie K. Wachtel (b)                          35,193            1.7%

  Named Executive Officers and Other Directors
  --------------------------------------------
  William R. Albertolli (b)                      14,232            *
  Byron S. Bartholomew (b) (d)                   46,333            2.2%
  Donald M. Ervine (b)                          105,893            5.0%
  Robert J. Kelly (b)                             9,193            *
  James M. Knowlton (b)                          53,930            2.5%
  Craig S. Weber (b) (d)                         72,190            3.4%

  Group
  -----
  Directors, Nominees, and
    Executive Officers as a group
    (12 persons) (b) (e)                        935,675           44.1%


  *  Represents less than 1% of outstanding Stock.

  (a) These shares are held in trust for the benefit of Plan participants. Two VSE officers serve as Plan trustees. The Plan participants have voting power over 462,999 shares allocated to their respective ESOP accounts, while the Plan trustees share voting and investment power over the remaining 119,762 shares. The mailing address for the Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

  (b) Includes the following number of shares of stock which the non-employee directors, named executive officers, other directors, and all directors, nominees, and executive officers as a group (12 persons) have the right to purchase pursuant to the exercise of stock options which are or may become exercisable within the next 60 days: each of Calvin
  S. Koonce, David M. Osnos, Jimmy D. Ross, and Bonnie K. Wachtel - 7,693; William R. Albertolli - 13,500, Byron S. Bartholomew - 25,725, Donald M. Ervine - 65,413, Robert J. Kelly - 9,193, James M. Knowlton - 29,635,
  Craig S. Weber - 16,510, and all directors, nominees, and executive officers as a group (12 persons) - 204,248.

   (c) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. Includes 2,500 shares held in a brokerage account for which Mr. Koonce has discretionary authority.

  (d) Excludes 119,762 shares beneficially owned or controlled as a trustee of the ESOP/401(k) Plan.

  (e) The group, including the trustees of the ESOP/401(k) Plan, consists of 12 persons. The 935,675 shares beneficially owned include 119,762 shares beneficially owned or controlled by the trustees of the ESOP/401(k) Plan.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires VSE's officers and directors and persons who own more than 10% of VSE's Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors, and stockholders are required by SEC regulations to furnish VSE with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, VSE believes that all persons subject to the reporting requirements of
  Section 16(a) filed the reports on a timely basis.



                          Item No. 1

                    ELECTION OF DIRECTORS

  Nominees

     At the Meeting, stockholders will elect, by a plurality of the votes cast, seven VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

     The seven nominees for election as VSE directors and certain information regarding them are as follows:

  Name and Principal Occupation                  Age        Director since
  -----------------------------                  ---        --------------

  David M. Osnos                                  68             1968
  Senior member of Arent Fox Kintner Plotkin
  & Kahn, PLLC, attorneys-at-law (for more than the past five years); also a director of EastGroup Properties and Washington Real
  Estate Investment Trust.

  Donald M. Ervine                                63             1987
  VSE Chairman of the Board and Chief
  Executive Officer since 1992, VSE President and Chief Operating Officer from 1988 to
  1992, and prior thereto, VSE senior program manager, vice president, senior vice president, and executive vice president since 1983.

  Bonnie K. Wachtel                               44             1991
  Vice President and General Counsel,
  Wachtel & Co., Inc., Brokers and
  Underwriters (for more than the past
  five years).  Also a director of Integral
  Systems Inc and Information Analysis Inc.

  Calvin S. Koonce                                62             1992
  Chairman, Koonce Securities, Inc., a
  securities broker/dealer firm (for
  more than the past five years).

  Jimmy D. Ross                                   63             1994
  General, U. S. Army (Ret.), formerly
  Commanding General, U.S. Army Materiel
  Command.  General Ross has served as
  President and CEO of Cypress International,
  Inc., a marketing consulting firm, since
  January 2000. From 1994 to 1999, he served as Senior Vice President, Biomedical
  Services, for the American Red Cross.

  Robert J. Kelly                                 62             1996
  Admiral, U.S. Navy (Ret.), formerly
  Commander in Chief, U. S. Pacific Fleet.
  Admiral Kelly has served as Chairman of
  the Board of Energetics Incorporated,
  a VSE subsidiary ("Energetics"), since
  August 1995, and was appointed President of Energetics in March 1999. From 1994 to
  1998, he served as Executive Vice President and Director of International Operations for The Wing Group, a developer of large-scale energy projects.

  James M. Knowlton                               57             1999
  VSE President and Chief Operating Officer since February 1999, and Executive Vice
  President and Deputy Chief Operating Officer from 1997 to 1999. Mr. Knowlton has also served as General Manager of VSE's largest business operation, the BAV Division, since
  1995.  Prior to joining VSE in 1984,
  Mr. Knowlton completed a 23-year career
  with the U. S. Navy.


  Committees of the Board

     Audit Committee. The audit committee met two times during 1999 and consists solely of non-employee directors, including Ms. Wachtel, who chairs the committee, and Mr. Osnos. The audit committee is primarily concerned with the effectiveness of VSE accounting policies and practices, financial reporting, and internal controls. The committee recommends to the Board the firm to be appointed as VSE's independent certified public accountants, subject to ratification by the stockholders, and reviews the scope of the annual examination of VSE's books and records. The committee also reviews the audit findings and recommendations of the independent public accountants, considers the organization and work of VSE's internal audit function, and monitors the extent to which the findings and recommendations of these groups have been implemented.

     Compensation Committee. The compensation committee met three times during 1999 and consists solely of non-employee directors, including General Ross, Chairman, Mr. Koonce, and Ms. Wachtel. The committee is primarily concerned with corporate compensation policies, including incentive compensation, and with the compensation of the chief executive officer and certain other executive officers and employees.

     Nominating and Corporate Ethics Committee. The nominating and corporate ethics committee met once during 1999 and consists of Admiral Kelly, Chairman, and Mr. Osnos. The committee is primarily concerned with making recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors, and employees. Stockholders of VSE may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recom-mendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE generally by February 15th, but in any event no later than 90 days before the date in the current year which corresponds to the date on which the meeting was held during the immediate prior year.

     Planning Committee.   The planning committee met three times
  during 1999 and consists of Mr. Knowlton, Chairman, Mr. Koonce, and
  General Ross.   The committee is primarily concerned with making
  recommendations to the Board with respect to business development opportunities, including acquisitions.

     Finance Committee. The finance committee did not meet during 1999. The committee consists of Mr. Osnos, Chairman, Mr. Ervine, Mr. Koonce, and Ms. Wachtel. The committee is primarily concerned with making recommendations to the Board with respect to VSE's capitalization and long-term funding requirements.

     VSE's chairman and chief executive officer (Mr. Ervine) is an ex officio member of all standing committees of the Board. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

  Board Meetings

     During 1999 the Board held six regular meetings. No director attended fewer than 75% of the aggregate of (a) the total number of Board meetings held (during the period during which he or she has been a director) and (b) the total number of meetings held by all committees of the Board on which he or she served.

  Compensation of Directors

     Each non-employee director is compensated at an annual rate of $17,200, prorated in the event of a partial year of service. Directors who are employees of VSE receive no additional compensation for service as a director. In addition, no compensation is paid to a director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE's subsidiaries or divisions, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 1999. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

     Pursuant to the VSE Corporation 1996 Stock Option Plan (the "1996 Plan"), each non-employee VSE director, including each of the non-employee directors named in the foregoing table, is granted an annual non-discretionary, five-year option to purchase 750 shares of VSE Stock commencing January 1, 1997. Each nondiscretionary option is vested 25% immediately on date of grant and 25% on each successive anniversary date after the grant (100% vested after three years). Each nondiscretionary option price per share is not less than the fair market value of VSE
  Stock as of the date the option is awarded. See "Security Ownership of Certain Beneficial Owners and Management" above for further information on the stock options held by each VSE director.

     Pursuant to the VSE Corporation 1998 Stock Option Plan (the "1998 Plan"), each non-employee VSE director may be granted an additional annual nondiscretionary, five-year stock option to purchase VSE Stock, commencing on January 1, 1999. Each nondiscretionary option is vested 25% immediately on date of grant and 25% on each successive anniversary date after the grant (100% vested after three years). Each nondiscretionary option price per share is not less than the fair market value of VSE Stock as of the date the option is awarded. The aggregate number of shares covered by annual nondiscretionary options granted to each outside director pursuant to the 1996 Plan and the 1998 Plan may not exceed 750 shares per year.

     See "Security Ownership of Certain Beneficial Owners and
  Management" above for further information on the stock options held by each VSE director.

     Pursuant to the VSE Corporation 1998 Non-employee Directors Stock Plan (the "Directors Stock Plan"), each non-employee director has the ability to elect that payment of all or a portion of their annual compensation for service as a VSE director (currently $17,200 per year) be paid in VSE Stock at fair market value determined in accordance with
  Section 7(a) of the Directors Stock Plan. For 1999, Mr. Koonce and General Ross elected to have sixty percent ($10,320) of their annual compensation paid in VSE stock.

  Certain Relationships and Related Transactions

     Pursuant to an agreement dated as of October 21, 1998, Donald M. Ervine serves as the Chief Executive Officer of VSE at a base salary of $254,000 per annum. Mr. Ervine is employed for a term ending on January 1, 2001, subject to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. Mr. Ervine's base salary is subject to review in January of each year, provided that the base salary shall not be less than $254,000 per annum. Mr. Ervine is also eligible to receive an annual performance bonus each year as determined by the Board or its compensation committee. Mr. Ervine's employment may be terminated by the Board for willful and gross misconduct and in the case of death or disability which prevents Mr. Ervine from substantially fulfilling his duties for a period in excess of six months. If Mr. Ervine's employment is terminated because of death or illness or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability. Mr. Ervine's employment may also be terminated without cause on 60 days prior notice and on payment of a lump sum severance compensation payment equal to two times his base salary then in effect. The agreement in-cludes a covenant by Mr. Ervine not to be involved, directly or indirectly, in a business enterprise that competes with VSE during the term of his employment and for two years thereafter. Under the terms of the agreement, Mr. Ervine will be nominated to serve as a director and will be elected Chairman of the Board during the term of his employment. In the event of a change of control of VSE, as defined, if, without his consent, Mr. Ervine is assigned duties materially inconsistent with his position and status with VSE, Mr. Ervine may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to three times his annual base salary then in effect. The October 21, 1998, agreement described above replaced and superseded on substantially the same terms and conditions a prior employment agreement with Mr. Ervine dated as of January 1, 1996.

     Pursuant to an agreement dated as of June 3, 1999, James M.
  Knowlton serves as the President and Chief Operating Officer of VSE.
  The terms and conditions of Mr. Knowlton's agreement are in all material respects identical to those of Mr. Ervine's agreement except that (a) Mr. Knowlton is employed at a minimum base salary of $158,000 per annum,
  (b) in the event of termination without cause, his lump sum severance compensation payment shall equal his annual base salary then in effect,
  (c) Mr. Knowlton will be reappointed as President and Chief Operating Officer and will be nominated to serve as a director of VSE during the term of the agreement, and (d) in the event of a change of control of VSE, as defined, Mr. Knowlton may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his annual base salary then in effect.

     Pursuant to an agreement dated as of January 15, 1999, Admiral
  Robert J. Kelly, U.S. Navy (Ret.), serves as President and Chief Operating Officer of Energetics Incorporated ("Energetics"), a wholly owned subsidiary of VSE. Admiral Kelly is employed for a term ending on January 1, 2002, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either Admiral Kelly or Energetics at least 90 days prior to the expiration of the term or any such one-year extension of the term. Other terms and conditions of Admiral Kelly's agreement are substantially similar to those of Mr. Ervine's 1999 agreement except that (a) Admiral Kelly is employed at a minimum base salary of $166,000 per annum, and (b) Admiral Kelly will be nominated to serve as a director of VSE and a director of Energetics during the term of the agreement.

     Pursuant to separate agreements entered into in December 1997 and expiring on January 1, 1999, subject to automatic extensions for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term, each executive officer of VSE (five persons, including Messrs. Albertolli, Bartholomew, and Weber, but excluding Mr. Ervine and Mr. Knowlton, whose employment agreements are described above) entered into an agreement with VSE to continue to serve in the executive officer's current or comparable capacity. The terms and conditions the executive officer agreements are similar to those of Mr. Ervine's agreement except that (a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be renominated to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his or her annual base salary then in effect, and (d) in the event of a change of control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his or her annual base salary then in effect.

     There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

     The law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, of which Mr. Osnos is a senior member, has represented and is expected to continue to represent VSE on various legal matters.

     VSE and the trustees of its employee benefit plans effect certain of their transactions in VSE stock and employee benefit plan investments, respectively, through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Se-curities, Inc., which is wholly owned by Mr. Koonce.

     The Board recommends a vote FOR the proposal to elect each of the seven persons nominated to serve as a director of VSE for the ensuing year, and your proxy will be so voted unless you specify otherwise.

                          Item No. 2

         APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC
                         ACCOUNTANTS

     Based on the recommendation of its audit committee, the Board has appointed the firm of Arthur Andersen LLP to be VSE's independent certified public accountants for the year ending December 31, 2000, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request approval of this appointment by stockholders. The ratification of the appointment of VSE's independent certified public accountants will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the appointment. In 1999 Arthur Andersen LLP services included an examination of VSE's consolidated financial statements, the financial statements of certain subsidiaries and benefit plans, and tax consulting.

     A representative of Arthur Andersen LLP is expected to attend the Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

     The Board recommends a vote FOR the proposal to ratify the ap-pointment of Arthur Andersen LLP to serve as VSE's independent certified public accountants for the year 2000, and your proxy will be so voted unless you specify otherwise.



                COMPENSATION COMMITTEE REPORT

     The Board has established a compensation committee to (a) review corporate compensation policies, including incentive compensation, (b) set the compensation of the chief executive officer (the "CEO"), and (c) review the compensation of certain other executive officers and employees. The committee is composed entirely of non-employee directors (see "Committees of the Board" above).

  Compensation Philosophy

     VSE's overall compensation philosophy is based on aligning employee compensation with industry standards and with financial performance objectives established by the Board. Under the committee's supervision, VSE has established compensation policies designed (a) to attract and retain qualified executive and corporate officers and (b) to link total executive compensation to corporate goals and specific individual goals appropriate for each executive and corporate officer. The key elements of VSE executive compensation are base salary, a performance bonus, and a long-term incentive plan.

  Base Salary

     The base salaries for executive officers and other corporate officers are established primarily on comparability to the range of compensation paid by companies of similar size and industry, as determined by commercially available wage and salary surveys. Size is determined primarily by reference to annual revenues and number of employees. VSE's industry group is engineering and technical services (SIC Code 8711). National and geographic differences in compensation are considered based on the executive's primary area of operations and responsibility. VSE targets a salary range generally between the 25th and the 50th percentile indicated by such surveys.

     During 1993 the committee approved a compensation plan whereby salary ranges and ceilings were set for each of six specified executive and corporate officer pay grades. The intent of this policy was to enhance corporate competitiveness by (a) holding base salaries within a fixed salary range and (b) emphasizing the incentive compensation pro-vided by the performance bonus and long-term incentive bonus program.

  Performance Bonus

     Consistent with the emphasis placed on competitiveness by holding salary increases in check, the committee approved a performance bonus plan in 1993 based on achieving corporate and business unit goals. This plan provides for the payment of a performance bonus, generally not to exceed 30% of base salary, on meeting certain specified performance criteria. A performance bonus in excess of 30% of base salary may be authorized when required to comply with incentives established pursuant to a written acquisition or employment agreement and as authorized by the Board.

     The performance criteria or factors used to administer the incentive bonus program are established with the executive officer or manager at the beginning of each year. The performance factors are weighted approximately as follows: 20% on achieving corporate revenue and profit targets, 20% on achieving business unit revenue and profit targets, 15% on achieving budgeted efficiency ratios or cost reduction targets within a business unit, and 45% on achieving specified performance objectives within the business unit, such as proposals submitted and won, new business development, and total quality management.

     Except for the 20% weighting factor assigned for corporate revenue and profit goals, the factors and weightings used to measure the performance of an individual executive or corporate officer depend on the conditions and corporate objectives with respect to the business unit or administrative function in which the executive or corporate officer works.

  Long-term Compensation

     During 1998 the Board recommended and the stockholders approved the adoption of the VSE Corporation 1998 Stock Option Plan (the "1998 Plan"). Under the 1998 Plan, an aggregate of 343,750 shares of VSE stock may be purchased pursuant to the grant of options. Approximately 15,625 of the shares covered by the 1998 Plan are available for nondiscretionary grants to non-employee directors of VSE, and approximately 328,125 of the shares are available for discretionary grants to executive officers and key employees.

     During 1996 the Board recommended and the stockholders approved the adoption of the VSE Corporation 1996 Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, an aggregate of 273,697 shares of VSE stock may be purchased pursuant to the grant of options. Approximately 20% of the shares covered by the 1996 Plan are available for nondiscretionary grants to non-employee directors of VSE, and approximately 80% of the shares are available for discretionary grants to executive officers and key employees.

     The purpose of the 1998 Plan and 1996 Plan (collectively, the "Plans") is to provide non-employee directors, executive officers, and key personnel with long-term performance incentives and an identity of interests with the stockholders. VSE operates in a highly specialized field in which success is substantially dependent on the expertise of qualified and highly motivated key personnel. Management believes that the Plans have been of material assistance in recruiting, motivating, and retaining key personnel. Prior to adoption of the 1996 Plan, VSE had no long-term compensation plan.

     Discretionary stock options granted under the Plans are approved by VSE's compensation committee based on recommendations submitted by management based on the perceived long-term contribution of key personnel. The compensation committee independently determines the number of stock options to be awarded to the Chairman and CEO and to the President and COO. Awards of discretionary stock option grants approved by the compensation committee are subject to ratification by the Board.

  All Other Compensation

     All VSE officers are entitled to participate in company fringe benefit programs, including the VSE Employee ESOP/401(k) Plan, which is an IRS qualified plan available to all eligible employees. Effective April 1, 1999, employer contributions to the ESOP portion of the plan were discontinued and replaced by employer contributions to the 401(k) portion of the plan based on employee 401(k) deferrals. The employer 401(k) contribution is equal to 50% of the first 5% of employee pay deferred into the employee's 401(k) account. Amounts contributed to the VSE ESOP/401(k) plan on behalf of the named executive officers are included in the "Summary Compensation Table."

     VSE has a non-qualified Deferred Supplemental Compensation Plan
  (the "DSC Plan") for all VSE officers to replace the former deferred compensation plan (the"DCU Plan"). The DSC Plan provides, at the Board's discretion, for an annual bonus pool not to exceed 12% of VSE's consolidated net income for the year. The annual bonus pool is allocated to the participant accounts of corporate officers in proportion to the ratio of the officer's performance bonus for the year (see "Performance Bonus" above) to total officer performance bonuses for the year. Pursuant to the DSC Plan, a bonus pool of approximately $76,000 was authorized for 1999 for allocation to about 26 participant officer accounts. Benefits under the DSC Plan and predecessor DCU Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. Amounts contributed to the DSC Plan on behalf of the named executive officers are included in the Summary Compensation Table.

  Chief Executive Officer Compensation

     During each of the three years ended December 31, 1998, Mr.
  Ervine, VSE's chairman and chief executive officer ("CEO"), was compensated in accordance with an employment agreement negotiated and approved by VSE's compensation committee in 1995 and dated as of January 1, 1996. Pursuant to the 1996 employment agreement, Mr. Ervine served as the Chief Executive Officer of VSE and was paid a minimum base salary of $225,000 per annum for a term ending on January 1, 1999, subject to extension. Effective January 1, 1999, VSE entered into a new employment agreement with Mr. Ervine extending through January 1, 2002, and subject to automatic extensions for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term. The January 1, 1999, employment agreement provides for a minimum base salary of $254,000, with other terms and conditions substantially similar to the predecessor January 1, 1996, employment agreement (see "Certain Relationships and Related Transactions" above for a description of the employment agree-ments).

     The CEO's performance bonus for each of the years presented was determined by the committee on the basis of five factors of approximately equal weight: revenue growth, return on equity, return on sales, leadership, and long-term stockholder goals. The first three factors are measured based on interim consolidated financial statements or management reports which are subject to adjustment based on annual audited financial statements. The last two factors are subjective measures evaluated by the committee in executive session. For 1999, the Compensation Committee recommended a bonus of $55,000 for the CEO, based on VSE's profitability and other efforts to increase stockholder value. The Compensation Committee, at the request of the CEO, made no change in the CEO's base salary for 2000 of $254,000. For 1997 the CEO did not receive a performance bonus due to reported losses by the company on a consolidated basis, whereas a bonus of $175,000 was recommended for 1998 based on VSE's return to profitability and the five factor analysis described above.

     Pursuant to the 1998 Plan, the committee recommended that the CEO be awarded a discretionary stock option covering 15,000 shares of VSE Stock, effective January 1, 2000.

     The 1999 base salary, performance bonus, and discretionary stock option grant recommended for Mr. Knowlton, VSE's President and Chief Operating Officer, were based on similar reviews and criteria as for the CEO. Mr. Knowlton's base salary was increased to $170,000, effective January 1, 2000, consistent with industry practice for similarly situated executives. See "Base Salary" discussion above.


     Compensation Committee:  Jimmy D. Ross (Chair), Calvin S. Koonce,
                              Bonnie K. Wachtel


  Compensation Committee Interlocks and Insider Participation

     Mr. Koonce is a major stockholder of VSE. See "Security Ownership of Certain Beneficial Owners and Management." The trustees of VSE's employee benefit plans effect certain of their transactions through Koonce Securities, Inc., which is wholly owned by Mr. Koonce, and through Wachtel & Co., Inc., of which Ms. Wachtel is a director, offi-cer, and shareholder.

     Mr. Osnos is a senior member of the law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, which has represented and is expected to continue to represent VSE on various legal matters. See "Certain Relationships and Related Transactions."

     VSE's chairman and chief executive officer (Mr. Ervine) is an ex officio member of all Board committees, including the compensation committee. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.


  Summary Compensation Table


     The following table reports the compensation paid for the past three years for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                             Long-term       All
                                               Annual       Compensation    Other
                                            Compensation       Awards    Compensation
                                           -------------    ------------ ------------
                                Fiscal   Salary     Bonus     Options
  Name and Principal Position    Year     ($)        ($)        (#)        ($)(*)
  ---------------------------    ----    ------     -----     -------     --------
  Donald M. Ervine               1999    254,000     55,000   15,000       16,713
  Chairman of the Board and      1998    246,100    175,000    7,000      108,912
    Chief Executive Officer      1997    234,000        -0-    4,000        3,000

  James M. Knowlton (2)          1999    154,000     50,000   10,000       15,795
    President and                1998    139,900     45,000    6,000       41,707
    Chief Operating Officer      1997    130,000     25,000    3,125        3,000

  Byron S. Bartholomew           1999    150,800     15,000    4,000        6,141
    Executive Vice President     1998    150,800     34,600    2,000       55,417
    and Marketing Director       1997    150,800     25,000    3,125        8,608

  William R. Albertolli          1999    120,600     38,000    4,000       10,895
    Senior Vice President and    1998    120,600     45,000    2,000       10,305
    President, VSS Division      1997    108,000     25,000    2,500        3,000

  Craig S. Weber (3)             1999    135,200     10,000    1,500        5,087
    Senior Vice President ,      1998    135,200     32,400    2,000       45,966
    Chief Financial Officer,     1997    135,200     20,000    2,500        3,000
    and Secretary


  (1)  The column headed "All Other Compensation" includes (a)
  contributions made by VSE to two "defined contribution" employee benefit plans:  the VSE Employee ESOP/401(k) Plan, which is generally available to all VSE employees, and the DSC Plan (see plan description in the
  "Compensation Committee Report"); (b) cash paid for unused accumulated personal leave; and (c) the fair market value of VSE Stock grants paid
  in 1998 as follows:  Mr. Ervine   4,000 shares, Mr. Knowlton   3,125
  shares, Mr. Bartholomew   3,125 shares, and Mr. Weber   2,500 shares.

  (2)  Mr. Knowlton has served as VSE's President and Chief Operating
  Officer since February 1999. Prior to February 1999, he served as VSE's
  Executive Vice President and Deputy Chief Operating Officer (since 1997) and as General Manager of VSE's BAV Division since (since 1995).

  (3)  Mr. Weber has served as a VSE Senior Vice President since 1987, as
  Chief Financial Officer since 1987, except for the period of February
  1999 through February 2000, and as Corporate Secretary since 1984.

  Option Grants in Last Fiscal Year

     The following table reports the options granted in fiscal year
  1999 for each of the five most highly compensated VSE executive officers, including the chief executive officer.

                                                                   Potential realizable value
                           ------------Individual Grants----------   at assumed annual rates
                                                                      of stock appreciation
                                                                         for option term
                           ------------------------------------------------------------------
                                    % of Total                      Hypothetical Hypothetical
                                     Options                           value        value
                                    Granted to                      realized at  realized at
                           Options  Employees  Exercise               5% stock    10% stock
                           Granted  in Fiscal   Price   Expiration  appreciation appreciation
  Name                       (#)*      Year   ($/share)    Date         ($)           ($)
  -------------------------------------------------------------------------------------------
  Donald M. Ervine           15,000    22.7%    8.03     12/31/04      33,285        75,750
  James M. Knowlton          10,000    15.2%    8.03     12/31/04      22,190        50,500
  Byron S. Bartholomew        4,000     6.1%    8.03     12/31/04       8,876        20,200
  William R. Albertolli       4,000     6.1%    8.03     12/31/04       8,876        20,200
  Craig S. Weber              1,500     2.3%    8.03     12/31/04       3,328         7,575


  * Non-qualified stock options which became 25% exercisable on award date (1/1/00) and 25% exercisable on each of the first three anniversary dates thereafter (1/1/01, 1/1/02, and 1/1/03), except in the event of a change in control of VSE, in which case such options become immediately exercisable.


  Aggregate Options Exercised in Last Fiscal Year and Fiscal Year-end Option Values

     The following table reports the options exercised, exercisable, and unexercisable as of the end of VSE's fiscal year 1999 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                                                  Value of unexercised
                                                      Number of unexercised          in-the-money*
                                                      options at 12/31/99(#)     options at 12/31/99($)
                                                     -------------------------  -------------------------
                        Shares acquired   Value
  Name                  on exercise(#)  realized($)  Exercisable Unexercisable  Exercisable Unexercisable
  --------------------  --------------- -----------  ----------- -------------  ----------- -------------
  Donald M. Ervine            --           --           42,912      22,500        -0-            -0-
  James M. Knowlton           --           --           13,510      16,125        -0-            -0-
  Byron S. Bartholomew        --           --           18,080       8,125        -0-            -0-
  William R. Albertolli       --           --            6,000       7,500        -0-            -0-
  Craig S. Weber              --           --           11,100       5,410        -0-            -0-


  * Based on a closing VSE stock price of $7.75 per share on December 31, 1999 (Nasdaq NMS).


  Performance Graph

     Set forth below is a line graph comparing the cumulative total return of VSE Stock with (a) a performance index for the broad market in which VSE Stock is traded and (b) a published industry index. VSE Stock is traded on the Nasdaq Stock Market, and VSE's 4-digit industry SIC Code is 8711, Engineering Services. Accordingly, the performance graph compares the cumulative total return for VSE Stock with (a) an index for the Nasdaq Stock Market (U. S. companies) ("Nasdaq Index") and (b) a published industry index for SIC Code 8711 ("Industry Index").

                        [insert graph]

     * Total return assumes reinvestment of dividends and assumes $100 invested on December 31, 1994, in VSE Stock, the Nasdaq Index, and the Industry Index.

                           Performance Graph Table

                    1994   1995   1996   1997   1998   1999
                    ----   ----   ----   ----   ----   ----
  VSE Stock          100    194    233    180    217    149
  Nasdaq Index       100    130    161    197    278    490
  Industry Index     100    125    148    179    168    186


                    STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at VSE's 2001 annual meeting of stockholders must be received by VSE's secretary at its principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on Friday, December 8, 2000, to be considered for inclusion in VSE's proxy material relating to such meeting.


                        OTHER MATTERS

     VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. VSE will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

     Please sign and promptly return your proxy in the enclosed envelope. Your vote is important.



  By Order of the Board of Directors,
  C. S. Weber, Secretary.